UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 19, 2015

SCRIPPS NETWORKS INTERACTIVE, INC.

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-34004	61-1551890
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9721 Sherrill Boulevard Knoxville, Tennessee	37932
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number including area code: (865) 694-2700

Not applicable

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Officers. On February 19, 2015, Scripps Networks Interactive, Inc. (the “Company”) announced that Joseph G. NeCastro had been elected by the Board of Directors as the Company’s Chief Development Officer, reporting to the Chief Executive Officer. In his new position, Mr. NeCastro will oversee and manage the Company’s International and Business Development business units. Mr. NeCastro previously served as the Company’s Chief Financial and Administrative Officer.

On February 19, 2015, the Company also announced that Lori A. Hickok had been elected by the Board of Directors as Executive Vice President and Chief Financial Officer of the Company. Ms. Hickok had served as the Company’s Executive Vice President, Finance since February 2010; was the Company’s Senior Vice President, Finance from 2008 to 2010 and was Vice President and Controller of The E. W. Scripps Company from 2002 to 2008.

Amendment to Mr. NeCastro’s Employment Agreement. Effective February 19, 2015, the Company and Mr. NeCastro entered into Amendment No. 3 dated February 19, 2015 to Mr. NeCastro’s Employment Agreement to reflect his new position with the Company. The amendment increases Mr. NeCastro’s base salary to $904,000. The amendment also modifies the multiple of Mr. NeCastro’s annual salary and annual incentive he is entitled to receive upon termination of his employment in certain events, with 2.5 times his annual salary and annual incentive payable in the event his employment terminates by reason of his death or disability, but with a reducing multiple (starting at 2.5 times and reduced proportionately based on the time elapsed to the date of termination over the period from January 1, 2015 through the December 31, 2016 termination date of his employment agreement) in the event his employment is terminated without cause or he terminates his employment for good reason.

Employment Agreement with Ms. Hickok. The Company and Ms. Hickok also have agreed to the terms of an Employment Agreement to be effective as of February 19, 2015. The term of Ms. Hickok’s employment agreement will continue until December 31, 2017. Under the employment agreement, Ms. Hickok will receive an annual base salary of not less than $675,000, with a target annual incentive opportunity of 65% of her base salary. The Company also agreed to grant Ms. Hickok a time-based restricted share unit award covering a number of shares with a value of $1 million, which generally will vest in equal parts on December 31, 2015, December 31, 2016 and December 31, 2017, provided that Ms. Hickok remains in the continuous employment of the Company or a subsidiary. Ms. Hickok will receive certain other benefits under her employment agreement, including a lump sum pension enhancement payable if her employment terminates before she has attained both age 55 and at least 10 years of service that is intended to provide her with the retirement benefits she would have received if she had attained both age 55 and at least 10 years of service before the termination. Ms. Hickok also will be entitled to severance benefits under her employment agreement in the event of an involuntary termination of her employment without cause, a termination of employment by her for good reason or her death or disability in an amount generally equal to at least 1.5 times her base pay and annual incentive. In consideration for these benefits, Ms. Hickok has agreed not to: (i) disclose the Company’s confidential information; (ii) compete against the Company for 12 months after termination, (iii) solicit the Company’s employees, customers and certain others with whom the Company has a business relationship for one year after termination; or (iv) disparage the Company for one year after termination.

Item 8.01.	Other Events.

On February 24, 2015 the Company issued a press release announcing certain leadership changes. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release issued by the Company on February 24, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCRIPPS NETWORKS INTERACTIVE, INC.

By:	/s/ Mary E. Talbott
	Name:	Mary E. Talbott
	Title:	SVP, Deputy General Counsel & Corporate Secretary

Date: February 24, 2015

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by the Company on February 24, 2015

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